Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	April 20, 2012
Contact:	Ron Martin/Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 1st QUARTER RESULTS

OAKDALE, CA – Oak Valley Bancorp (NASDAQ: OVLY), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank, recently reported consolidated financial results.  For the three months ended March 31, 2012, consolidated net income was $1,461,000, while consolidated net income available to common shareholders was $1,292,000, or $0.17 per diluted common share.  This compared favorably to net income available to common shareholders of $955,000, or $0.12 per diluted common share for the same period a year ago.

Net interest income remained stable, increasing modestly by $58,000, or 0.9% to $6.3 million for the three months ended March 31, 2012, compared to $6.2 million for the same period last year.  The net interest margin for the three months ended March 31, 2012 was 4.67%, compared to 4.70% for the three months prior and 4.92% for the same period last year.

“We are pleased with the results of our first quarter performance, which saw the Company post its strongest first quarter earnings on record.  Our ongoing efforts to increase core deposits and broaden banking relationships particularly within the business community have been crucial components of our success,” stated Ron Martin, CEO.”

Non interest expense for the quarter ended March 31, 2012 totaled $4.6 million, a slight increase over the $4.5 million for the three months ended March 31, 2011.  The year over year increase is primarily related to staffing and overhead costs associated with the addition of our two newest branches in 2011.

The provision for loan losses during the three months ended March 31, 2012, was $300,000, compared to $600,000 million during the same quarter of last year.  During the last 12 months, the ratio of loan loss reserves to gross loans has decreased from 2.22% to 1.98%.  This decrease corresponds to the aggressive recognition and action relating to non-performing loans, as evidenced by a solid reduction in non-performing assets.  As of March 31, 2012, non-performing assets to total assets were 1.12%, or $6.7 million, down from 2.02%, or $11.4 million, for the same period a year ago.

Total assets were $593.5 million at March 31, 2012, an increase of $30.7 million, or 5.5%, from March 31, 2011. Gross loans decreased by $2.7 million, to $392.6 million as of March 31, 2012, a decrease of 0.7% from March 31, 2011.  The Bank’s total deposits were $518.7 million as of March 31, 2012, an increase of $33.1 million, or 6.8% over March 31, 2011.

The Company currently operates through 14 branches in Oakdale, Sonora, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, three branches in Modesto, and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes, and Bishop.

For more information, please call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the corporation’s possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp

Statement of Condition (unaudited)

	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
($ in thousands, except per share)	2012	2011	2011	2011	2011
Selected Quarterly Operating Data:
Net interest income	$6,264	$6,335	$6,339	$6,300	$6,206
Provision for loan losses	300	300	300	300	600
Non-interest income	831	636	764	680	671
Non-interest expense	4,597	4,259	4,208	4,401	4,526
Income before income taxes	2,198	2,412	2,595	2,279	1,751
Provision for income taxes	737	915	846	829	586
Net income	1,461	1,497	1,749	1,450	1,165
Preferred stock dividends and accretion	(169)	(168)	(572)	(211)	(210)
Net income available to common shareholders	1,292	1,329	1,177	1,239	955

Earnings per common share - basic	0.17	0.17	0.15	0.16	0.12
Earnings per common share - diluted	0.17	0.17	0.15	0.16	0.12
Dividends declared per common share	—	—	—	—	—
Return on average common equity	8.94%	9.34%	8.44%	9.33%	7.48%
Return on average assets	0.98%	1.00%	1.21%	1.03%	0.85%
Net interest margin (1)	4.67%	4.70%	4.85%	4.86%	4.92%
Efficiency Ratio (1)	63.74%	60.06%	58.27%	61.79%	65.09%

Capital - Period End
Book value per share	$7.37	$7.37	$7.26	$7.02	$6.78

Credit Quality - Period End
Nonperforming assets/ total assets	1.12%	1.22%	1.50%	1.62%	2.02%
Loan loss reserve/ gross loans	1.98%	2.17%	2.26%	2.20%	2.22%

Period End Balance Sheet
($ in thousands)
Total assets	$593,513	$612,172	$583,955	$572,262	$562,769
Gross Loans	392,584	396,202	391,379	390,521	395,243
Nonperforming assets	6,656	7,477	8,748	9,245	11,386
Allowance for loan losses	7,792	8,609	8,857	8,591	8,765
Deposits	518,727	536,204	505,505	496,212	485,641
Common Equity	58,092	56,902	56,064	54,134	52,279
Total Capital (2)	71,592	70,402	69,564	67,634	65,779

Non-Financial Data
Full-time equivalent staff	126	128	127	130	125
Number of banking offices	14	14	14	13	12

Common Shares outstanding
Period end	7,883,780	7,718,469	7,718,469	7,713,794	7,713,794
Period average - basic	7,722,609	7,705,164	7,705,164	7,713,794	7,711,401
Period average - diluted	7,743,941	7,737,248	7,731,463	7,745,193	7,742,230

Market Ratios
Stock Price	$7.39	$6.75	$4.05	$5.85	$5.99
Price/Earnings	11.01	9.87	6.68	9.08	11.93
Price/Book	1.00	0.92	0.56	0.83	0.88

(1)  Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%.

(2) Includes $13.5 million in preferred stock issued to the U.S. Treasury under the SBLF Program.

Prior to 9/30/2011, it was issued under the TARP Capital Purchase Program.